Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS LICENSE AGREEMENT, MARKED HERE BY ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

THIS AGREEMENT is made as of March 1, 2007 (the “Effective Date”) by and between Corgenix Medical Corporation, a Nevada corporation (“Licensee”), on the one hand, and Creative Clinical Concepts, Inc., a Colorado corporation (“Licensor”), on the other hand.

PREAMBLE

A.            Licensor is the sole owner of the trademark “AspirinWorks” (and design) for conducting clinical laboratory and home use tests to measure aspirin effectiveness, including U.S. Trademark registration No. 2,688,842 for this trademark (the “Licensed Property”).

B.            Licensor possesses both proprietary and public information related to the available and potential market for measuring aspirin effectiveness and the use of thromboxane and prostacyclin metabolites to determine the effect of aspirin on platelets or endothelial cells, including, but not limited to names of contacts, customer lists, market information, competitive information, and technology information (“Market Information”).

C.            Licensee desires to obtain, and the Licensor is willing to grant, a license for use of the Licensed Property in association with products used in determining the effectiveness of aspirin and/or anti-platelet therapy (including without limitation, diagnostic products used to measure analytes in body fluids to aid in the determination of the response of platelets to aspirin ingestion, and any additional products measuring any thromboxane or prostacyclin metabolites for any clinical condition) (the “Licensed Products”) on the terms and subject to the conditions set forth in this Agreement.

D.            Licensor is willing to provide the Market Information to the Licensee to aid Licensee in fulfilling its responsibilities under this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above premises and of the mutual covenants and conditions herein contained the Parties hereto have agreed and do by these presents agree as follows:

1.             GRANT OF LICENSE.

(a)           Licensor hereby grants to the Licensee, and the Licensee hereby accepts, a perpetual and exclusive license to make, have made, use, and sell, Licensed Products using the Licensed Property and to incorporate the Licensed Property into and market and sell such Licensed Property with Licensed Products for distribution through retail outlets and other distribution channels anywhere in the world (the “Licensed Territory”).  Licensor must not grant any other licenses during the term of this Agreement for use of the Licensed Property.  For purposes of this Agreement, “Aspirin Effectiveness Technology” means technology useful in the development, manufacturing and/or marketing of any products used in determining the effectiveness of aspirin and/or anti-platelet therapy.  In addition, Licensor hereby conveys the Market Information to Licensee, which conveyance shall not be revocable.  The license granted pursuant to this Section 1 shall survive any termination of this Agreement by Licensee for breach by Licensor.

(b)           Licensee shall have the right to use the license granted by Licensor pursuant to this Agreement in connection with any other asset or trademark, trade-name, patent or other intellectual property owned or licensed by Licensee related to Aspirin Effectiveness Technology. Licensor shall not use the Licensed Property.  The Licensee shall have the right to enter into sublicensing agreements with any other entity for the rights, privileges, and licenses granted hereunder, so long as it obtains the prior written consent of the Licensor, which consent shall not be unreasonably withheld, conditioned or delayed by Licensor provided that any such sublicense agreement shall require that the sublicensee will use its commercially best efforts to market and sell the Licensed Products using the Licensed Property. Licensee shall provide Licensor with at least forty-five days advance written notice of its intent to enter into a sublicense agreement with any other entity or third party. Licensor shall have forty-five days to advise Licensee as to whether Licensor intends to withhold its consent to such sublicense; provided that such consent may not be withheld if the Licensed Property is not altered in its presentation by Licensee or sub-licensee and if the Licensed Property is being used in connection with a Licensed Product.  In the event Licensor withholds, conditions or delays its consent and the Licensee believes such has been done unreasonably, the parties shall submit the dispute to arbitration for resolution of the dispute. Licensee shall have the sole discretion to use or not use the Licensed Property with respect to any particular item of the Licensed Products. Licensee may directly or indirectly export Licensed Products using the Licensed Property. Licensor and Licensee agree the Licensed Property is Intellectual Property as defined in Section 101 (35A) of the United States Bankruptcy Code. All sublicensees shall be required to market, advertise, and list all Licensed Products in their fee schedules and promotional materials using the Licensed Property.

 (c)          Licensee will use its commercially reasonable best efforts to market and sell the Licensed Products using the Licensed Property. If, in the discretion of Licensor, reasonably exercised based on objectively verified information and data, Licensee has not provided its commercially reasonable best efforts,  then Licensor will have the right to notify Licensee in writing of its desire to convene meetings to discuss a strategy to enhance Net Sales of Licensed Products.  Upon receipt of such notice, both parties must meet on no less than two (2) occasions to discuss mutually acceptable solutions to the decline in Net Sales of Licensed Products.  If however, the parties are unable to resolve their concerns by meeting at least twice in a thirty (30) day period following notice to Licensee, then Licensor may refer the matter to arbitration pursuant to Section 10 below. Failure of  either party to effect or to perform the plan set by the Arbitrator shall constitute a material breach of this Agreement.

(d)           Licensee shall forgive all unpaid past, present and future product development fees, costs and expenses, and all unpaid  fees, costs and expenses related thereto, due from Licensor to Licensee pursuant to that certain Product Development, Manufacturing and Distribution Agreement dated May 13, 2004, and Licensee shall forgive all unpaid fees, costs, expenses and charges including all future fees, costs, expenses and charges related to the McMaster University patent and license due from Licensor to McMaster University pursuant to that certain License Agreement dated October 19, 2004. For accounting purposes, the Licensee shall treat said forgiveness as an additional cost of the License.

(e)           Within ninety days from the date FDA clearance is obtained for the Licensed Products and for a period of five years thereafter, Licensee shall, at its sole expense, develop and maintain an up-to-date and interactive internet website dedicated to the Licensed Products to enable customers and potential customers to access information related to obtaining, buying, understanding and using the Licensed Products. Licensor shall cooperate as necessary to assist Licensee in the development and maintenance of such website to assure that accurate information is available to customers and potential customers as to the Licensed Products.

2.             TERM AND TERMINATION.

(a)           The term of this Agreement (“Term”) shall commence as of the Effective Date and shall continue in perpetuity unless properly terminated by either party as set forth in paragraph 2(c) following a breach of this Agreement by the other party~~,~~.

(b)           Upon termination of this Agreement by the Licensor, (i) Licensee shall have the right to sell the Licensed Products that have been contracted for sale by the Licensee  prior to the date of termination for such period of time (the “Sellout Period”) as is required to complete the sale of such Licensed Products and shall pay Licensor royalties on the sales of such Licensed Products during the Sellout Period in accordance with the provisions of this Agreement; and (ii) except for Licensee’s right to dispose of Licensed Products as set forth in clause (i) above, (1) Licensee shall release all of Licensee’s rights in and to the Licensed Property and the license granted pursuant to this Agreement; and (2) all rights of Licensee in and to the Licensed Property shall revert to Licensor, except for any rights sublicensed to a third party, which rights will not be revocable or infringed as a result of the termination of this Agreement, and Licensee must make appropriate arrangements with any sublicensee at that time. Upon termination of this Agreement by the Licensee, all fees and royalties will be terminated effective immediately.

(c)           Either party may terminate this Agreement if a material breach of this Agreement by the other party is not cured within thirty (30) days following written notice to the other party specifying the default; provided that no termination may occur unless and until the underlying dispute has been arbitrated and either party has violated in any material respect the plan or order of the arbitrator.  Notwithstanding the foregoing, if, following arbitration, the breaching party is diligently pursuing cure of the default, but is not able to cure the default within the thirty (30) day period, the cure period shall be extended for an additional thirty (30) days.

(d)           This Agreement shall terminate if the Licensee becomes insolvent or files for protection or relief under any provision of the United States Bankruptcy Code. In such event, the parties agree that the Licensor shall be entitled to relief from stay in any such bankruptcy proceeding, without contest by Licensee, in order to allow Licensor to terminate this agreement. In such event all rights of Licensee in and to the Licensed Property shall revert to the Licensor.

3.             LICENSE FEES.  As consideration for the license granted herein, and for such time as the Licensor is not in breach of, or deemed to be in breach of, its obligations hereunder, the Licensee agrees to pay the Licensor license fees in a combination of cash, shares of common stock of the Licensee (“Corgenix Shares”), and warrants to purchase Corgenix Shares (“Corgenix Warrants”) as described in this Section 3.  The payments outlined in this Section 3 are subject in all events to the limitations in Section 3(e).

(a)           On the Effective Date, Licensee will pay Licensor:

(i)            $50,000 in cash;

(ii)           a number of Corgenix Shares equal to $75,000 divided by the greater of (a) the average closing price of the Corgenix Shares on the OTC:BB during the five trading days immediately preceding the Effective Date and (b) [***] (the “Calculated Price”); and

(iii)          75,000 Corgenix Warrants with an exercise price equal to the Calculated Price.

(b)           On the first anniversary of Corgenix receiving FDA clearance of the first Licensed Product (the “First Anniversary”), Licensee will pay to Licensor:

(i)            A cash payment equal to $50,000 multiplied by the First Anniversary Ratio, where:

a.             First Anniversary Ratio means Total Cumulative Revenue divided by [***]; and

b.             Total Cumulative Revenue means Licensee’s net sales revenue from all Licensed Products calculated from the Effective Date through the First Anniversary.

(ii)           a number of Corgenix Shares equal to the product of:

a.             $75,000 divided by the greater of (i) the average closing price of the Corgenix Shares on the OTC:BB during the five trading days immediately preceding the First Anniversary and (ii) [***] (the “First Anniversary Calculated Price”)

Multiplied by

b.             the First Anniversary Ratio.

(iii)          75,000 Corgenix Warrants with an exercise price equal to First Anniversary Calculated Price.

(c)           On the second anniversary of Corgenix receiving FDA clearance of the first Licensed Product (the “Second Anniversary”), Licensee will pay to Licensor:

(i)            A cash payment equal to $50,000 multiplied by the Second Anniversary Ratio, where:

a.             Second Anniversary Ratio means Total Cumulative Revenue divided by [***]; and

b.             Total Cumulative Revenue means Licensee’s net sales revenue from all Licensed Products calculated from the Effective Date through the Second Anniversary.

(ii)           a number of Corgenix Shares equal to the product of:

a.             $75,000 divided by the greater of (i) the average closing price of the Corgenix Shares on the OTC:BB during the five trading days immediately preceding the Second Anniversary and (ii) [***] (the “Second Anniversary Calculated Price”)

Multiplied by

b.             the Second Anniversary Ratio.

(iii)          75,000 Corgenix Warrants with an exercise price equal to the  Second Anniversary Calculated Price.

(d)           On the third anniversary of Corgenix receiving FDA clearance of the first Licensed Product (the “Third Anniversary”), Licensee will pay to Licensor:

(i)            A cash payment equal to $50,000 multiplied by the Third Anniversary Ratio, where:

a.             Third Anniversary Ratio means Total Cumulative Revenue divided by [***]; and

b.             Total Cumulative Revenue means Licensee’s net sales revenue from all Licensed Products calculated from the Effective Date through the Third Anniversary.

(ii)           a number of Corgenix Shares equal to the product of:

a.             $75,000 divided by the greater of (i) the average closing price of the Corgenix Shares on the OTC:BB during the five trading days immediately preceding the Third Anniversary and (ii) [***] (the “Third Anniversary Calculated Price”).

Multiplied by

b.             the Third Anniversary Ratio.

(iii)                               75,000 Corgenix Warrants with an exercise price equal to the  Third Anniversary Calculated Price.

(e)           Notwithstanding the provisions of Sections 3(a)-(d) above:

(i)            the total amount of cash paid to Licensor pursuant to this Section 3 will not exceed $200,000;

(ii)           the total number of Corgenix Shares issued to Licensor pursuant to this Section 3 will not exceed $300,000 in aggregate market value (with Corgenix Shares valued as of the dates such Corgenix Shares are issued);

(iii)          the total number of Corgenix Warrants issued to Licensor pursuant to this Section 3 will not exceed 300,000; and

(iv)          no cash, Corgenix Shares, or Corgenix Warrants will be paid or issued after the Third Anniversary except as provided in Section 4.

4.             ROYALTIES AND REPORTS.

(a)           As additional consideration for the perpetual license herein granted, the Licensee agrees to pay the Licensor earned royalties of: seven percent (7%) of aggregate “Net Sales of Licensed Products” received by the Licensee or any affiliate of Licensee from third parties for a period beginning on the Effective Date and terminating ten (10) years later.  All such royalties shall be paid by Licensee to Licensor within fifteen days after the end of each calendar quarter based on the proceeds of Net Sales of Licensed Products collected by Licensee during the immediately preceding calendar quarter.  For purposes of this Agreement, “Net Sales of Licensed Products” shall mean the total amounts received by Licensee (or any affiliate of Licensee) from third party purchasers on all sales by Licensee (or any affiliate of Licensee) of Licensed Products, after deducting, to the extent not already deducted, normal and customary trade, dealer, quantity, and cash discounts actually allowed; freight charges; customary trade discounts actually taken; allowances for credits granted on account of Licensed Products rejections, returns, or price reductions; governmental sales, consumption and other taxes and  charges imposed on sales of Licensed Products; non payment of invoices in accordance with their terms; and freight, insurance, customs, duties, and other landing charges.  If payments to Licensee or any affiliate of Licensee are made in currency other than United States Dollars, then such currency shall be converted into its equivalent in United States Dollars at the rates used by Licensee in its internal accounting procedures.

(b)           Within thirty (30) days after the end of any quarter during the Term of this Agreement and the Sellout Period, together with the payment of any royalty required to be paid pursuant to this Agreement by Licensee to Licensor, the Licensee shall report to the Licensor all royalties accruing under this Agreement during such quarter.  Such reports shall indicate for such quarter the aggregate payments on Net Sales of Licensed Products received by the Licensee by item, and shall indicate the amount of the royalty due and the manner in which such amount is determined.  In case no royalty is due for any such quarter, the Licensee shall so report and shall provide an accounting as to how Licensee determined no royalty is due.

(c)           The Licensee shall keep accurate records in sufficient detail to enable royalties due hereunder to be determined, in accordance with generally accepted accounting principles, consistently applied.  Upon the Licensor’s request, and only after signing an appropriate confidentiality agreement, the Licensee shall permit an independent auditor selected by the Licensor and at Licensor’s sole expense to have access annually, upon the Licensor’s request, during the Term hereof, during regular business hours and upon reasonable notice (which shall be at least 5 business days) to the Licensee as may be reasonably necessary to: (1) verify the accuracy of reports made under this Agreement since the prior audit, and (2) determine insolvency of the Licensee under section 2(d).  All information obtained by Licensor in any such audit shall be kept strictly confidential by Licensor and Licensor’s auditors and may not be used by Licensor or any other person or entity for any reason whatsoever other than calculating amounts payable to Licensor pursuant to this Agreement and shall not be divulged by Licensor or its auditors to any person or entity other than to Licensor’s attorneys, accountants, and as required by applicable law.  Licensee shall maintain all accounting information relating to any royalty payment to Licensor pursuant to this Agreement for three (3) years following the date of any such royalty payment.  The provisions of this Section shall survive termination of this Agreement.

5.             MANUFACTURE.

(a)           Licensee shall be responsible for the manufacture, distribution and administration of the sale of the Licensed Products at all times, including all costs relating thereto.

(b)           Licensor shall assist and cooperate with Licensee, as reasonably requested by Licensee, in connection with the manufacture of Licensed Products.  Licensor shall share with Licensee all information in Licensor’s possession regarding manufacturers, including, without limitation, factory names, contact information and current cost information.

(c)           Subject to that certain Consulting Agreement between Licensee and Gordon Ens of even date herewith and any other consulting or other agreement which may affect the Licensor’s business or day to day operations thereof, Licensor and its agents, attorneys, officers, directors, members, partners, shareholders, employees, consultants and representatives shall not interfere with Licensee’s business in any manner whatsoever, including, but not limited to, Licensee’s day to day operations, administrative procedures, sales procedures, accounting methods, personnel and customers, and shall not contact any of Licensee’s vendors, suppliers, licensors, licensees or customers relating to the subject matter of this Agreement and/or the Licensed Products without Licensee’s prior written consent or discuss this Agreement with any person or entity (other than its own employees and agents) without Licensee’s prior written consent.

(d)           Licensee shall comply with standards of quality control reasonably established by Licensor in connection with offering of the Licensed Products in order to protect and maintain the goodwill of Licensor associated with the trademark. Licensee shall use only a form and style of the trademark as approved by Licensor. Licensor shall have the right to inspect and supervise the Licensee’s manufacture of Licensed Products bearing the trademark, for the purpose of protecting and maintaining the goodwill of Licensor associated with the trademark.

6.             LICENSOR’S NEW PRODUCT DEVELOPMENT.

(a)           In the event Licensor, either directly or through any affiliate of Licensor, develops any new products for measuring aspirin effectiveness and the use of thromboxane and prostacyclin metabolites to determine the effect of aspirin on platelets or endothelial cells, that Licensor (or affiliate) desires to distribute, Licensor shall give written notice thereof to Licensee, which notice shall include all information in Licensor’s possession or control relating to the development, manufacture and sale of the new products.  Licensee shall have ninety (90) days after receipt of Licensor’s notice within which to advise Licensor in writing of Licensee’s interest in obtaining a license from Licensor for the new products.  The license shall be on substantially the same terms as this Agreement, except that Licensor shall negotiate in good faith with Licensee with respect to the royalty.  If  Licensor and Licensee are not able to reach agreement on the royalty within ninety (90) days after Licensor’s receipt of Licensee’s notice, Licensor shall have the right to enter into a license with another party; provided that the royalty provisions shall not be more favorable to the licensee than the provisions offered by Licensor to Licensee; and further provided, that Licensor offers Licensee the right for a period of ten (10) days after written notice from Licensor (which notice shall include a copy of the proposed license) to enter into a license agreement with Licensor for the new products on the terms of the proposed license with the other party (i.e. a right of first refusal).

(b)           The provisions of paragraph 6(a) will not be applicable to new products distributed without the use of the Licensed Property. However, prior to pursuing the distribution of the new products in such manner, either on its own or with another party, Licensor shall discuss the distribution arrangements with Licensee for the purpose of determining if there is a mutually agreeable arrangement between Licensor and Licensee for distribution of the products.

7.             REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)           Licensor represents, warrants and covenants to Licensee as follows: (i) Licensor owns all rights in and to the Licensed Property free and clear of all liens and encumbrances; (ii) Licensor has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder; (iii) Licensor’s execution, delivery and performance of this Agreement will not violate the provisions of any agreement to which Licensor is a party; and (iv) the Licensed Property does not infringe upon the intellectual property rights of any other party.  Neither Licensor nor Licensee makes any representation or warranty as to the amount of receipts Licensee will derive from, or as to the quality or success of, the Licensed Products.

(b)           Licensee represents and warrants to Licensor as follows: (i) Licensee has full power and authority to enter into this Agreement and perform its obligations herein; and (ii) Licensee’s execution, delivery and performance of this Agreement will not violate the provisions of any agreement to which Licensee is a party.

8.             INDEMNIFICATION.  Licensor shall indemnify, hold harmless and defend Licensee, and its parents, subsidiaries, affiliates, officers, directors and employees, against any claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys’ fees and court costs) arising out of or related to Licensee’s use of the Licensed Property as authorized hereunder, including as a result of the infringement or alleged infringement of any of the Licensed Property on the intellectual property rights of any person or entity resulting from Licensee’s manufacture or sale of Licensed Products using the Licensed Property.

9.             NOTICE.

(a)           All notice(s) of every kind and description whatsoever under this Agreement shall be in writing and shall be deemed to have been received when personally delivered or when mailed through the U.S. Postal Service, postage prepaid, return receipt requested, or when shipped by private express carrier, shipment charges prepaid, to the party to whom delivery shall be made at the respective addresses as set out below.

To Licensor:	Creative Clinical Concepts, Inc.
224 East Cedar Ridge Court
Andover, Kansas 67002

To Licensee:	Corgenix Medical Corporation
11575 Main Street, Suite 400 Broomfield, Colorado 80020

With a copy to:	Robert P. Attai Otten, Johnson, Robinson, Neff & Ragonetti, P.C. 950 17th Street Denver, CO 80202

10.           ARBITRATION.  Subject to Section 1(c), the parties agree to submit to binding arbitration any and all claims, disputes and controversies between or among them relating to this Agreement.  Arbitration must proceed in Denver, Colorado, be governed by Colorado law, and be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.  Arbitration must be before a single, neutral arbitrator with at least 10 years of experience in commercial business dealings involving medical technology.  The AAA shall submit a list of persons meeting the criteria outlined above and the parties must select the arbitrator in the manner established by the AAA.  The arbitrator will not be authorized to revoke the license granted pursuant to Section 1 of this agreement, but will be authorized to revoke Licensee’s exclusivity with respect to such Licensed Property.

11            MISCELLANEOUS.

(a)           This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter of this Agreement. This agreement supplements, but does not supersede the Product Development, Manufacturing and Distribution Agreement between the parties, dated May 13, 2004.

(b)           No provision of this Agreement may be amended or added to except by an agreement in writing signed by all of the parties hereto.

(c)           This Agreement and the rights, obligations and duties hereunder shall not be assigned by any party without the prior written consent of the other party, except in connection with the sale or other transfer by the party of all or substantially all of the party’s business and assets in a transaction in which the transferee agrees in writing to be bound by all of the terms of this Agreement. This Agreement shall be binding on the parties, their successors, sublicensees, assigns, affiliates and fiduciaries.

(d)           This Agreement shall be governed by the laws of State of Colorado (without regard to its so-called choice of law rules).

(e)           Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such unenforceability without invalidating the remaining provisions of this Agreement or affecting the enforceability of such provision in any other jurisdiction.

(f)            The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

(g)           No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party, nor shall any waiver of its rights operate as a waiver of any subsequent breach.

(h)           The parties will, without further consideration, do any further acts and deliver all further assurances, documents, as shall be necessary or required to fully perform and carry out the terms of this Agreement.

(i)            The parties have entered into this Agreement as independent contractors only, and nothing contained in this Agreement places or shall be construed to place the parties in the relationship of legal representation, employer-employee, partners, joint venturers, or agency, and neither party will have the power or authority to obligate or bind the other party in any manner.  There is no intent to create third party beneficiary status in any other person and no third party shall have any right to enforce any provision hereof.

(j)            In the event either party commences any legal action to enforce the provisions of this Agreement following a breach thereof by the other party, the prevailing party in such action shall be entitled to recover from the other party, in addition to any other legal or equitable relief granted, all reasonable attorneys’ fees and costs in such action.

(k)           This Agreement may be executed in one or more counterparts, all of which, together, shall be deemed one and the same original document.

(l)            This Agreement shall be effective on the date of execution of this Agreement by the parties, which date shall be the Effective Date as referred to in the provisions set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

LICENSEE

Corgenix Medical Corporation

By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and CEO

LICENSOR
Creative Clinical Concepts, Inc.

By:	/s/ Gordon E. Ens
Gordon E. Ens
President

EXHIBIT A

LICENSED PROPERTY

1.               Trademarks depicted on Exhibit A-1

2.               All rights under the License Agreement with McMaster University dated October 19, 2004, attached hereto as Exhibit A-2